Exhibit 99.1

For Further Information:

Investors:   H. Gene Shiels 281-504-4886

Media:        Richard A. Ott 281-504-4720

KRATON PERFORMANCE POLYMERS, INC. ANNOUNCES THIRD QUARTER 2010 RESULTS

HOUSTON, TX. - November 3, 2010 - Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended September 30, 2010.

2010 THIRD QUARTER HIGHLIGHTS

•	Sales revenues increased 24% year-on-year to $335 million

•	Net income was $28 million, up $6 million from $22 million in the third quarter 2009

•	GAAP earnings per fully-diluted share were $0.88

•	Restructuring and other non-recurring charges in the quarter were approximately $2 million or $0.06 per share

•	Adjusted EBITDA(1) (2) was $55 million, reflecting a margin of 16% of revenues

•	Cash at quarter end was $78 million, up $39 million from June 30, 2010

•	We completed a secondary offering of 9,200,000 shares of our common stock at a price of $26.50

“Our results for the third quarter reflect solid operational execution and good progress in developing our innovation platforms,” said Kevin M. Fogarty, President and Chief Executive Officer. “ We also made great progress on several ongoing initiatives that are positioning Kraton for future growth, including the debottlenecking of our isoprene rubber latex capacity at our Paulinia, Brazil, site and our evaluation of options for a proposed addition to our hydrogenated styrenic block copolymer capacity,” added Fogarty. “Our overall sales volumes in the third quarter were essentially unchanged from year-ago levels, as higher volumes in our Adhesives, Sealants and Coatings and Emerging Businesses end use markets were in large part offset by lower sales volumes in our North American paving and roofing end-use market, which continues to be adversely impacted by constrained government spending. However, sales revenue increased 24% year-on-year as higher product prices were partially offset by less favorable movement in foreign exchange rates,” Fogarty said. “Lastly, during the third quarter, as we absorbed costs associated with the restructuring of our European operations and the secondary offering of 9,200,000 shares of our common stock,” Fogarty added.

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(US $ in thousands, except per share amounts)	2010	2009	2010	2009
Revenues	$335,442	$288,518	$940,260	$717,296

Adjusted EBITDA(1) (2)	$54,947	$53,126	$160,594	$56,314

Net Income	$28,036	$21,865	$86,426	$1,219

Net Income per diluted share(3)	$0.88	$1.12	$2.76	$0.06

Net cash provided by operating activities	$71,775	$36,442	$20,738	$41,149

(1)	A reconciliation of Adjusted EBITDA to Net Income is included in the accompanying financial tables.
(2)	Adjusted EBITDA is EBITDA less restructuring and related charges, non-cash expenses, management fees and gains on the extinguishment of debt.

(3)	Calculation of net income per diluted share for the periods shown is impacted by the increase in weighted average shares outstanding following the company’s initial public offering in December 2009.

Operating Highlights

Sales revenues in the third quarter 2010 were $335 million, an increase of approximately 24% compared to the third quarter 2009. The increase in revenues compared to the third quarter 2009 was primarily the result of increased pricing in response to rising raw material costs and other factors. Sales volume in the third quarter 2010 was 81 kilotons which is comparable to the third quarter 2009.

Adjusted EBITDA in the third quarter 2010 was $55 million or 16% of revenue, compared to $53 million or 18% of revenue in the third quarter 2009.

Third quarter 2010 net income was $28 million or $0.88 per diluted share, an increase of $6 million compared with third quarter 2009 net income of $22 million or $1.12 per diluted share. The increase in the weighted average number of shares used in determining diluted earnings per share had a negative impact of $0.43 per diluted share, which more than offset the higher net income impact of $0.19 per diluted share. Third quarter 2010 earnings per share was negatively impacted by approximately $0.06 per share associated with restructuring costs and the costs of the secondary offering.

Cash Flow

During the third quarter, net cash provided by operating activities was $72 million, compared to net cash provided by operating activities of $36 million in the third quarter of 2009 and $22 million in the second quarter of 2010. Net capital expenditures in the third quarter 2010 were $13 million versus $9 million in the third quarter 2009 and $12 million in the second quarter 2010.

END USE MARKET INFORMATION

Revenue in our Advanced Materials end use market increased $10 million or approximately 12% to $92 million in the third quarter 2010 compared to the third quarter 2009.

“Revenue for our Advanced Materials end use market increased in all regions with the exception of Asia Pacific, with the increase primarily driven by higher pricing,” said Fogarty. “We continue to see positive momentum for innovation product sales in wire and cable applications, such as computer power cords, medical applications, such as IV bags, and personal care applications, such as diapers and adult incontinence products.”

Revenue in our Adhesives, Sealants and Coatings end use market increased $25 million or approximately 30% to $108 million in the third quarter 2010 compared to the third quarter 2009.

“Revenue growth in our Adhesives, Sealants and Coatings end use market was seen primarily in North America and Europe, driven by higher demand and pricing,” added Fogarty. “We saw increased sales in personal care and specialty tape applications; however, growth in specialty tape was constrained by a market shortage of tackifier resins, which our customers require, in combination with our inputs, to manufacture their products. In addition, we saw growth in innovation sales in applications such as white elastomeric roof coatings, where demand was supported by seasonal factors.”

Revenue in our Paving and Roofing end use market increased $20 million or approximately 22% to $111 million in the third quarter 2010 compared to the third quarter 2009.

“Although revenue increased in our paving and roofing end use market, the increase was primarily due to higher pricing.” said Fogarty. “During the quarter North American paving activity continued to be negatively impacted by constrained state and local infrastructure spending.”

Revenue in our Emerging Businesses end use market increased $7 million or approximately 52% to $19 million in the third quarter 2010 compared to the third quarter 2009.

“During the quarter we continued to see good growth in our isoprene rubber latex business, supported by continued sales into applications such as high-end surgical gloves and condoms,” said Fogarty. “We expect to complete the isoprene rubber latex debottlenecking and the isoprene rubber capacity projects at our Paulinia, Brazil and Belpre, Ohio facilities, respectively, by mid-2011. The isoprene rubber latex project will increase our production capacity by about one-third, and will help us satisfy growing customer demand for our CariflexTM product line.”

THIRD QUARTER 2010 DEVELOPMENTS

On September 23, 2010, we announced the pricing of our secondary public offering of 8,000,000 shares of our common stock held by affiliates of TPG Capital, L.P. or (“TPG”) and J.P. Morgan Partners, LLC or (“JPMP”), at a price of $26.50 per share. The underwriters had a 30-day option to purchase up to an additional 1,200,000 shares of common stock from the affiliates of TPG Capital, L.P. and J.P.

Morgan Partners, LLC at the public offering price less the underwriting discount to cover over-allotments, if any. On September 29, 2010, the secondary public offering was closed. Including 1,200,000 shares of common stock issued on October 4, 2010 following the exercise of the underwriters’ over-allotment option, the aggregate shares sold by the affiliates of TPG and JPMP in the secondary public offering amounted to 9,200,000 shares, at a price of $26.50 per share. We did not receive any proceeds from the offering, and the total number of shares of common stock outstanding did not change as a result of this offering.

OUTLOOK

“Prices for our raw material inputs were essentially flat in the third quarter following the notable increase in raw material prices during the second quarter. We continue to expect raw material prices to be stable through the fourth quarter 2010 and into the first quarter 2011,” said Fogarty. “However, the current shortage of natural rubber could lead to increased near-term demand for synthetic rubber substitutes. This may lead to increased pricing for monomers such as butadiene, which are already in tight supply. Looking into the fourth quarter, we expect the worldwide economic climate to remain positive for the balance of the year. Our current view suggests fourth quarter volume, as compared to the third quarter, will be in line with historical seasonal norms, which would result in fourth quarter 2010 volume growth compared to the fourth quarter of 2009.”

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are EBITDA and Adjusted EBITDA. In each case the most directly comparable GAAP financial measure is net income/loss. A table included in this earnings release reconciles these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider EBITDA and Adjusted EBITDA important supplemental measures of our performance and believe they are frequently used by investors and other interested parties in the evaluation of companies in our industry. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. EBITDA and Adjusted EBITDA presented in this earnings release may differ from EBITDA amounts calculated by us under our debt instruments.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Thursday November 4, 2010 at 9:00 a.m. (Eastern Time) to discuss third quarter 2010 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Kraton Conference Call – Passcode: Earnings Call.” U.S./Canada dial-in #: 888-577-8992. International dial-in #: 312-470-7060.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on November 4, 2010 through 11:59 p.m. Eastern Time on November 18, 2010. To hear a replay of the call over the Internet, access Kraton’s Website at www.kraton.com by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page. To hear a telephonic replay of the call, dial 888-566-0512 and International callers dial 203-369-3061.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, “Kraton”), is a leading global producer of engineered polymers and one of the world’s largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company, offers approximately 800 products to more than 700 customers in over 60 countries worldwide, and is the only SBC producer with manufacturing and service capabilities on four continents. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Polymers LLC.

# # #

Forward Looking Statements

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.

In this press release, forward-looking information relates to covenant compliance, pricing trends, cost savings, production rates and other similar matters. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in “Part I. Item 1A. Risk Factors” contained in our Annual Report on 10-K, as filed with the Securities and Exchange Commission and as subsequently updated in our Quarterly Reports on Form 10-Q, and include the following risk factors: conditions in the global economy and capital markets; our reliance on LyondellBasell Industries for the provision of significant operating and other services ; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; infringement of our products on the intellectual property rights of others; seasonality in our Paving and Roofing business; financial and operating constraints related to our substantial level of indebtedness; product liability claims and other lawsuits arising from environmental damage or personal injuries associated with chemical manufacturing; political and economic risks in the various countries in which we operate; the inherently hazardous nature of chemical manufacturing; health, safety and environmental laws, including laws that govern our employees’ exposure to chemicals deemed harmful to humans; regulation of our customers, which could affect the demand for our products or result in increased compliance costs; international trade, export control, antitrust, zoning and occupancy and labor and employment laws that could require us to modify our current business practices and incur increased costs; our relationship with our employees; loss of key personnel or our inability to attract and retain new qualified personnel; fluctuations in currency exchange rates ; the fact that we typically do not enter into long-term contracts with our customers; a decrease in the fair value of our pension assets, which could require us to materially increase future funding of the pension plan; and concentration of ownership among our principal stockholders, which may prevent new investors from influencing significant corporate decisions and other risks and uncertainties described in this press release and our other reports and documents. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in Kraton’s periodic filings with the Securities and Exchange Commission.

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30,
	2010	2009
Operating Revenues
Sales	$335,442	$270,454
Other	—	18,064

Total operating revenues	335,442	288,518
Cost of Goods Sold	252,561	218,549

Gross Profit	82,881	69,969

Operating Expenses
Research and development	6,125	5,075
Selling, general and administrative	24,819	20,282
Depreciation and amortization of identifiable intangibles	13,027	16,477

Total operating expenses	43,971	41,834

Gain on Extinguishment of Debt	—	—
Earnings of Unconsolidated Joint Venture	81	129
Interest Expense, net	6,127	8,044

Income Before Income Taxes	32,864	20,220
Income Tax Expense (Benefit)	4,828	(1,645)

Net Income	$28,036	$21,865

Earnings per common share
Basic	$0.90	$1.13
Diluted	$0.88	$1.12
Weighted average common shares outstanding
Basic	30,916	19,386
Diluted	31,590	19,449

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Nine months ended September 30,
	2010	2009
Operating Revenues
Sales	$940,260	$682,061
Other	—	35,235

Total operating revenues	940,260	717,296
Cost of Goods Sold	699,139	602,633

Gross Profit	241,121	114,663

Operating Expenses
Research and development	17,681	15,115
Selling, general and administrative	68,653	56,585
Depreciation and amortization of identifiable intangibles	36,042	41,582

Total operating expenses	122,376	113,282

Gain on Extinguishment of Debt	—	23,831
Earnings of Unconsolidated Joint Venture	317	305
Interest Expense, net	18,463	24,783

Income Before Income Taxes	100,599	734
Income Tax Expense (Benefit)	14,173	(485)

Net Income	$86,426	$1,219

Earnings per common share
Basic	$2.80	$0.06
Diluted	$2.76	$0.06
Weighted average common shares outstanding
Basic	30,716	19,385
Diluted	31,145	19,466

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value)

	September 30, 2010	December 31, 2009
ASSETS

Current Assets
Cash and cash equivalents	$78,285	$69,291
Receivables, net of allowances of $977 and $1,335	153,905	115,329
Inventories of products, net	337,655	284,258
Inventories of materials and supplies, net	9,636	10,862
Deferred income taxes	—	3,107
Other current assets	14,932	16,770

Total current assets	594,413	499,617
Property, plant and equipment, less accumulated depreciation of $231,559 and $236,558	351,990	354,860
Identifiable intangible assets, less accumulated amortization of $48,885 and $42,741	71,740	75,801
Investment in unconsolidated joint venture	12,641	12,078
Deferred financing costs	5,755	7,318
Other long-term assets	30,303	24,825

Total Assets	$1,066,842	$974,499

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of long-term debt	$2,304	$2,304
Accounts payable-trade	93,009	93,494
Deferred income taxes	640	—
Other payables and accruals	52,167	68,271
Due to related party	19,541	19,006
Insurance note payable	1,490	—

Total current liabilities	169,151	183,075
Long-term debt, net of current portion	380,947	382,675
Deferred income taxes	15,408	13,488
Other long-term liabilities	47,443	46,477

Total Liabilities	612,949	625,715

Stockholders’ equity
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,204 shares issued and outstanding	312	297
Additional paid in capital	330,976	311,665
Retained earnings	86,412	(14)
Accumulated other comprehensive income	36,193	36,836

Total stockholders’ equity	453,893	348,784

Total Liabilities and Stockholders’ Equity	$1,066,842	$974,499

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine months ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$86,426	$1,219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of identifiable intangibles	36,042	41,582
Accretion of debt discount	—	5
Inventory impairment	—	669
Amortization of deferred financing costs	1,553	2,038
Loss on disposal of fixed assets	3	411
Gain on extinguishment of debt	—	(23,831)
Change in fair value of interest rate swaps	(450)	(1,263)
Distributed earnings in unconsolidated joint venture	86	128
Deferred income tax expense	7,168	(8,309)
Non-cash compensation related to equity awards	2,836	1,714
Decrease (increase) in
Accounts receivable	(38,713)	(32,417)
Inventories of products, materials and supplies	(55,917)	94,010
Other assets	(4,561)	(13,808)
(Decrease) in
Accounts payable-trade, other payables and accruals, and other long-term liabilities	(12,431)	(8,708)
Due to related party	(1,304)	(12,291)

Net cash provided by operating activities	20,738	41,149

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(30,251)	(23,768)
Purchase of software	(2,081)	(12,378)
Proceeds from sale of property, plant and equipment	—	3,853

Net cash used in investing activities	(32,332)	(32,293)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	69,000	124,000
Repayment of debt	(70,728)	(187,177)
Proceeds from issuance of common stock	11,197	—
Costs associated with the issuance of common stock	(534)	—
Proceeds from stock based compensation	5,852	—
Proceeds from insurance note payable	3,336	3,706
Repayment of insurance note payable	(1,846)	(3,706)

Net cash provided by (used in) financing activities	16,277	(63,177)

Effect of exchange rate differences on cash	4,311	(24,710)

Net increase (decrease) in cash and cash equivalents	8,994	(79,031)
Cash and cash equivalents, beginning of period	69,291	101,396

Cash and cash equivalents, end of period	$78,285	$22,365

Supplemental Disclosures
Cash paid during the period for income taxes, net of refunds received	$3,444	$8,379
Cash paid during the period for interest	$21,252	$27,652

KRATON PERFORMANCE POLYMERS, INC.

EBITDA AND ADJUSTED EBITDA

(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net income	$28,036	$21,865	$86,426	$1,219
Plus
Interest expense, net	6,127	8,044	18,463	24,783
Income tax expense (benefit)	4,828	(1,645)	14,173	(485)
Depreciation and amortization expenses	13,027	16,477	36,042	41,582

EBITDA (a)	$52,018	$44,741	$155,104	$67,099

Management fees and expenses	—	500	—	1,500
Restructuring and related charges(b)	1,864	6,427	2,654	7,533
Other non-cash expenses(c)	1,065	1,458	2,836	4,013
Gain on extinguishment of debt(d)	—	—	—	(23,831)

Adjusted EBITDA(a)	$54,947	$53,126	$160,594	$56,314

(a)	EBITDA and Adjusted EBITDA are impacted by the spread between the first-in, first-out (FIFO) basis of accounting and the estimated current replacement cost basis. The spread between the first-in, first-out (FIFO) basis and estimated current replacement cost basis resulted in a negative impact to EBITDA and Adjusted EBITDA of approximately $1.7 million for the three months ended September 30, 2010 compared to a positive impact of approximately $12.8 million for the three months ended September 30, 2009. Furthermore, the spread between the first-in, first-out (FIFO) basis and estimated current replacement cost basis resulted in a positive impact of approximately $20.2 million for the nine months ended September 30, 2010 compared to a negative impact of approximately $30.9 million for the nine months ended September 30, 2009.
(b)	2010 costs consist primarily of consulting fees, severance expenses, and other charges associated with the restructuring of our European organization as well as expenses associated with our secondary public offering. 2009 costs consist primarily of costs associated with the exit of our Pernis facility and costs associated with evaluating merger and acquisition transactions and potential debt refinancing.
(c)	For all periods, consists primarily of non-cash compensation. In 2009, also reflects the non-cash inventory impairment to lower inventory from first-in first-out cost to market value and losses on the sale of fixed assets.
(d)	In 2009, reflects the non-recurring cash gain related to the bond repurchase.

Restructuring and related charges discussed above were recorded in the Condensed Consolidated Statements of Operations, as follows.

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Cost of goods sold	$—	$6,107	$—	$6,307
Selling, general and administrative	1,864	320	2,654	1,226

Total restructuring and related charges	$1,864	$6,427	$2,654	$7,533